Exhibit 10.26

CONSULTING AGREEMENT

In consideration and as a condition of Jorge Quiroz, an individual having an address at [*] (the “Consultant”), providing consulting services to Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 141 Portland Street, Fifth Floor, Cambridge, MA 02139, the Consultant hereby agrees with the Company as follows:

1.Relationship.  During the Term (as defined below), Consultant shall devote reasonable time and efforts to the Company’s business, consistent with Consultant’s other business responsibilities.  Consultant’s efforts on behalf of the Company shall, accordingly, be on a part‑time basis. Consultant’s duties are described in Exhibit A hereto and shall be performed on an as-needed basis, as requested by the Company (the “Services”). Consultant represents that his service as a consultant to the Company and Consultant’s performance of the Services and all of the terms of this Agreement do not and will not violate any other legal obligation or any agreement to which Consultant is or shall become a party.  In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct, regulatory, ethical and health and safety guidelines established by any governmental authority with respect to the Company’s business.

2.Compensation.  Consultant shall invoice the Company monthly in arrears on the basis of time dedicated to the Services, and such invoice shall include a description of activities performed, including the date or dates of the Services. The Company shall pay Consultant the consulting fees within thirty (30) days after receipt of the applicable invoice.  The consulting fee will be $500 per hour. Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement that are preapproved by the Company in writing, upon submission of appropriate supporting documentation.  Air travel of over five hours will be reimbursed at business class rates, and all other air travel at economy rates.  The Consultant must obtain prior written authorization from the Company before booking such travel.

3.Work-Made-for Hire.

(a)All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during Consultant’s consulting relationship relating in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by Consultant (whether alone or in conjunction with any other person or employee), and all material created during Consultant’s consulting relationship that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes.  If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by Consultant to the Company and Consultant shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b)The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material.  If for any reason the rights in any Covered Material are registered, or applied to be registered, in Consultant’s name, Consultant shall assign in writing such application or registration to the Company and hereby authorizes and appoints the Company its agent for the purpose of recording such assignment.

(c)Whenever the Company shall so request, whether during or after Consultant’s consulting relationship, Consultant shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same.  The Company shall reimburse Consultant for all reasonable out-of-pocket costs (such as travel, meals, and lodging), incurred by Consultant in rendering any such assistance requested by the Company pursuant to this Section.

4.Nondisclosure.  Consultant shall not at any time, whether during or after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, directly or indirectly reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing.  For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential or proprietary, including, without limitation, intellectual property of the Company, such as, but not limited to, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential Information does not include information that Consultant can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Consultant free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person.  Consultant shall keep confidential all matters entrusted to Consultant by or on behalf of the Company and shall not, directly or indirectly, for himself or for any other person or entity, use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Consultant’s duties as a consultant to the Company, and Consultant shall not, directly or indirectly, use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Nothing in this Agreement prohibits Consultant from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.

5.Company Property.  Consultant agrees that during Consultant’s consulting relationship Consultant shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company.  The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Consultant’s possession, custody or control.  Consultant further agrees that Consultant shall not, after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, use or permit others to use any such Company Property.  Consultant acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company.  Immediately upon the termination of Consultant’s consulting relationship Consultant shall deliver all Company Property in Consultant’s possession, and all copies thereof, to the Company.

6.Term of Consulting Relationship.  The term of this Agreement shall be from January 15, 2020 through July 15, 2020 (the “Term”).  Notwithstanding the foregoing, either the Company or Consultant may terminate Consultant’s consulting relationship and this Agreement at any time, for any or no reason, on at least ten (10) days’ prior notice.

7.Independent Contractor.  Consultant is an independent contractor and not an employee of the Company.  Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement.  Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Consultant’s behalf.  Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.

8.Waiver; Amendments.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

9.Severability.  Consultant agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.   Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

10.Survival. Consultant’s obligations under Section 3 through 10 of this Agreement shall survive the termination of Consultant’s consulting relationship regardless of the reason for or manner of such termination and shall be binding upon Consultant’s successors, heirs, executors, administrators and legal representatives.

11.Assignment.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  Consultant may not assign this Agreement.

12.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Delaware, without giving effect to the principles of conflicts of laws of such state.  The laws of the State of Delaware shall govern any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement).

13.Equity.     The section of each of Consultant’s Series D Common Unit Restriction Agreements with the Company dated September 12, 2017 and December 7, 2017 (the “URA”), entitled “Forfeiture of Units”, is hereby amended to provide that Consultant’s provision of Services pursuant to this Agreement shall be deemed the equivalent of employment by the Company solely for purposes of the URA.  For the avoidance of doubt, as provided by Section 2.58 of the Company’s 2018 Omnibus Incentive Plan, Consultant’s stock options with the Company shall continue to vest so long as he provides Services to the Company pursuant to this Agreement.

14.Entire Agreement.  This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties; provided, however, the parties acknowledge that the terms and conditions of the Employment Agreement, dated January 25, 2019, by and between the Company and Consultant, and the Restrictive Covenant Agreement (as defined in such Employment Agreement) survive, and shall not be impacted by the terms and conditions of this Agreement.

IN WITNESS HEREOF, Consultant has executed this Agreement as of the date first written below.

By:	/s/ Jorge Quiroz

Jorge Quiroz

Date:	January 10, 2020

Accepted and agreed to as of
the date set forth above:

Solid Biosciences Inc.

By:	/s/ Ilan Ganot
Ilan Ganot, CEO

EXHIBIT A

Description of Services

Certain consulting and transition services as requested by the Company from time to time.